HERITAGE OAKS BANK PROMOTES CRAIG HEYL TO EVP, CLIENT SERVICES

Paso Robles, CA - September 1, 2006 -- Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced Craig Heyl has been promoted to Executive Vice President of Client Services.

“In his first two years with us, Craig has demonstrated his expertise in building client relationships and delivering excellence in banking services,” stated Lawrence P. Ward, president and CEO. “With more than three decades of banking experience, he is very well qualified to lead our branding and marketing efforts as well as our client delivery channels, which include our branch network, call center, and website.”

Before joining Heritage Oaks, Heyl was a Senior Vice President with Bank of America’s General Industries Group in Los Angeles, where he had relationship management responsibilities for a portfolio of Fortune 500 clients. In his 36 year career in financial services, he has held positions in branch banking, product management, commercial lending, and sales and relationship management.

In 2003 and 2004, Heyl participated as a guest instructor for the UC Berkeley Haas Business School Center for Executive Development. He is a member of the Association of Financial Professionals and has done extensive community service. Craig is a trained volunteer marine mammal rescuer and education volunteer for the Marine Mammal Center of Sausilito, CA (San Luis Obispo Chapter), sponsor of a Leukemia and Lymphoma Team, former classroom instructor and member of the Board of Directors of Junior Achievement of Nevada, and member of the speakers bureau of Heal The Bay, an LA-based conservation group. He currently resides in Cambria, California, and enjoys kayaking, hiking and photography.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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NOTE: Transmitted on Primezone at 3:30 a.m. PDT on September 1, 2006.